[MULTIBAND LOGO]

December 14, 2012

AttN: Sheldon Nelson

MDUC Communications

Dear Sheldon;

Multiband, in the interest of moving our pending transaction to conclusion, is suggesting the following changes to our July 9, 2012 Acquisition Agreement (“Agreement”):

1.	The $12.9 million purchase price be amended to a convertible, redeemable, three year, cumulative preferred stock instrument which converts to common stock under certain conditions at $4.00 per common stock share once the underlying common stock is trading at a minimum of $4.00 per share.
2.	The preferred stock shall carry a cumulative dividend coupon rate of 6.25% annually with the dividends paid quarterly in cash.
3.	The preferred stock shall be redeemable, in whole or in part, in cash, at par, (i) at any time within three years at Multiband’ s discretion, or (ii) upon closing a material financing of at least $30 million, subject to any necessary Multiband lender consent.
4.	MDUC’s current senior debt facility in the amount of $30 million shall be extended on terms satisfactory to Multiband.
5.	All conditions precedent to the Agreement would still apply and any formal amendment to the Agreement shall be subject to the approval of Multiband’s current and/or prospective lenders and its board of directors.
6.	In the interim, both parties will use commercially reasonable efforts to mitigate costs via support center and field support contracting arrangements. Such contracting arrangements shall be entered into as soon as practical.
7.	The current Agreement shall be extended to February 28, 2013.

Sincerely,

/s/ James Mandel
James Mandel
CEO

Agreed to by:

Sheldon Nelson

/s/ Sheldon Nelson	12/18/12